UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 22, 2011 (Date of earliest event reported)
PG&E CORPORATION
(Exact Name of Registrant as specified in Charter)
California	1-12609	94-3234914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Market, Spear Tower, Suite 2400, San Francisco, CA	94105
(Address of principal executive offices)	(Zip code)
415-267-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

PACIFIC GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as specified in Charter)
California	1-2348	94-0742640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Beale Street, P. O. Box 770000, San Francisco, California		94177
(Address of principal executive offices)		(Zip code)
(415) 973-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events

2011 General Rate Case Application

On February 22, 2011, a proposed decision and an alternate proposed decision were issued in Pacific Gas and Electric Company’s (“Utility”) 2011 General Rate Case (“GRC”) proceeding at the California Public Utilities Commission (“CPUC”).  In the GRC, the CPUC will authorize the Utility’s revenue requirements for 2011 through 2013 for its electric and natural gas distribution and electric generation operations.  The proposed decision (“PD”) and the alternate proposed decision (“APD”) would approve the unopposed October 15, 2010 settlement agreement among the Utility, the CPUC’s Division of Ratepayer Advocates, The Utility Reform Network, Aglet Consumer Alliance, and nearly all other intervening parties.  The 2011 revenue requirement increase associated with the settlement agreement is $395 million.  In addition, the PD and the APD would resolve the one issue not covered by the settlement agreement.  Specifically, the parties had agreed previously that the Utility’s request for additional revenues to recover financing costs related to the Utility’s unrecovered investment in conventional electric meters that have been replaced by SmartMeterTM devices would be litigated as part of the GRC proceeding.

As shown in the table below, the Utility originally had requested an additional $44 million in revenues in 2011 to recover the financing costs associated with its remaining $341 million investment in conventional electric meters, based on the weighted average after-tax cost of capital of 8.79% (12.93% on a pre-tax basis) and an 18-year average remaining life for these meters.  The PD would authorize an additional $53 million in revenues in 2011, while the APD would result in an additional $59 million in revenues.  To arrive at these figures, the PD and the APD adjust both the rate of return and the amortization period.  The PD would authorize an after-tax rate of return of 5.73% on the unamortized balance, while the APD would authorize an after-tax rate of return of 7.42% on the unamortized balance.  In addition, both the PD and the APD would amortize the unrecovered investment over a six-year period from 2011 through 2016 and would further adjust the total revenue requirement associated with the meters so that the same present value is received in six equal installments.

The settlement agreement’s proposed $395 million revenue requirement increase for 2011, combined with the Utility’s original request of $44 million in revenues for the recovery of financing costs associated with conventional meters, would have resulted in an increase of $439 million for 2011.  In comparison, the PD would result in an increase of $448 million for 2011.  The APD would provide an increase of $454 million.  If either the PD or the APD is adopted, the Utility’s related 2011 revenues are projected to be approximately $3.2 billion for electric distribution, $1.1 billion for natural gas distribution, and $1.7 billion for electric generation operations.

Comparison of Revenue Requirements Associated with Undepreciated Conventional Meters ($’s in Millions)

	Settlement Plus Full Return on Retired Meters	Proposed Decision	Alternate Proposed Decision

Settlement Revenue Requirement Increase	395	395	395

Return on Undepreciated Meters	44	25	35

Impact of Change in Amortization Period		38	38

Levelization Adjustment		(10)	(14)

Total Revenue Requirement Increase Incremental to Settlement	44	53	59

Total Revenue Requirement Increase	439	448	454

Both the PD and the APD authorize the attrition increases proposed in the settlement agreement: an additional increase of $180 million to the authorized 2011 revenues in 2012 and an additional increase of $185 million in 2013.  In addition, while the Utility originally had requested recovery of $113 million for meter reading costs in 2011, both the PD and the APD authorize recovery of these costs via a new balancing account as proposed in the settlement agreement.  The balancing account would track and recover incurred meter reading costs, subject to a cap of $76 million, and the Utility also would retain the cost savings attributable to decreased meter reading costs due to the installation of SmartMeter™ devices.  The total of the balancing account recovery plus retained cost savings approximates the $113 million originally requested.

Finally, both the PD and the APD propose certain limited modifications and clarifications to the settlement agreement, including the following additional reporting requirements: (1) annual reports comparing budgeted and recorded spending by major work categories, and, in the Utility’s next GRC, a description of any cost deferrals or reallocations that apply to the costs set forth in the settlement agreement; and (2) semi-annual reports related to gas distribution pipeline safety.

Opening comments on the PD and the APD are due on March 14, 2011, and reply comments are due on March 21, 2011.  Under CPUC rules, the CPUC may vote on the PD and the APD no earlier than at its meeting scheduled for March 24, 2011.  PG&E Corporation and the Utility are unable to predict whether the CPUC will approve the PD or the APD, or an alternative.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: February 23, 2011	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: February 23, 2011	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary